Assignment

THIS ASSIGNMENT, made and entered into this 10th day of May 2018 by and between Soligen Technologies, Inc. whose address is Pennzoil Plza. Bldg., Suite 1300, 700 Milam St., Houston, TX 77002, hereinafter referred to as Assignor, and US Natural Gas Corp KY whose address is 244 2nd Ave N., Suite 9, St. Petersburg, FL 33701 hereinafter referred to as Assignee.

WITNESSETH, that for and in consideration of the sum of One Dollar ($1.00) and other good and valuable considerations, all of which is hereby acknowledged, Assignor does by these presents assign, convey, transfer, and set over unto Assignee a thirty percent (30%) royalty of the gross proceeds of production from the acquired assets shown on Exhibit A. In addition, Assignee shall receive ten percent (10%) of the monthly gross proceeds of production from any new drilled wells on the acquired leases shown on Exhibit A. Assignee shall receive payments from production until such time that Assignee has received a total of One Hundred Forty Thousand and no/100 Dollars ($140,000.00). At that time, the Assignee shall receive no additional royalty payments.

IN WITNESS WHEREOF, the Assignor has executed this assignment on the day and year first above written.

SOLIGEN TECHNOLOGIES, INC.

/s/ Gary Grimshaw
By:	Gary Grimshaw
Title:	President

STATE OF FLORIDA

COUNTY OF ______________

On the _______ day of _________, 2018 before me personally appeared Gary Grimshaw, who executed the foregoing instrument, and acknowledged that he executed the same as his free act and deed for the purposes therein contained.

WITNESS my hand and seal this ______ day of _________, 2018.

Notary Public

My Commission expires______________________

US NATURAL GAS CORP KY

/s/ Wayne Anderson
By:	Wayne Anderson
Title:	President of Managing Member

STATE OF Florida

COUNTY OF Pinellas

On the _______ day of _________, 2018 before me personally appeared Jimmy Wayne Anderson, who executed the foregoing instrument, and acknowledged that he executed the same as his free act and deed for the purposes therein contained.

WITNESS my hand and seal this ______ day of _________, 2018.

Notary Public

My Commission expires______________________

THIS INSTRUMENT PREPARED BY:

US Natural Gas Corp KY

244 2nd Ave N., Suite 9

St. Petersburg, FL 33701

By:	/s/ Wayne Anderson

EXHIBIT A

WHITLEY COUNTY, KENTUCKY WELLS
WELL NAME	TOTAL DEPTH (a)	STATUS (b)	PRODUCT (c)
HOBERT WHITE #1	1303	SI	NG
MILTON HARMON #1	1758	SI	NG

SOUTH CENTRAL KENTUCKY OIL WELLS
WELL NAME	COUNTY	TOTAL DEPTH (a)	STATUS (b)	PRODUCT (c)
JAMES BRUMMETT #1	ADAIR	1562	SI	O
JAMES BRUMMETT #2	ADAIR	1439	SI	O
JASON CAMFIELD #1	ADAIR	750	SI	O
J.C. LASLEY #1	ADAIR	1620	SI	O
J.C. LASLEY #1A	ADAIR	1565	SI	O
J.C. LASLEY #2	ADAIR	1574	SI	O
J.C. LASLEY #5	ADAIR	1657	SI	O
COLBY SMITH #1	ADAIR	1680	SI	O
D&M FARMS #1	HART	2250	SI	O
RANDY HATCHER #1	ADAIR	1574	SI	O
TROY ISOM #1	MORGAN	1705	SI	NG

(a) -	Total Depth as per completion report
(b) -	Status
i) PR - In Production
ii) PL - Plugged
iii) SI - Shut-In
(c) -	Product
i) O - Oil production
ii) NG - Natural Gas production
iii) O/NG - Both Oil & Natural Gas production